EXHIBIT 3.1

Articles of Merger

The following Articles of Merger are submitted in accordance with Section 607.1105 of the Florida Business Corporation Act (the “FBCA”).

First:

The name and jurisdiction of the surviving corporation:

NAME Can B Corp.	JURISDICTION Florida	DOCUMENT NO. P05000139155

Second:

The name and jurisdiction of each merging corporation:

NAME Nascent Merger Sub, Inc.	JURISDICTION Florida	DOCUMENT NO. P24000058413

Third:

The merger shall become effective on October 25, 2024.

Fourth:

The merger was approved by each domestic merging corporation in accordance with s.607.1101(1)(b), F.S.

Fifth:

The surviving corporation exists before the merger and is a domestic filing entity.

Sixth:

The Plan of Merger was adopted by the surviving corporation’s Board of Directors.

Seventh:

The Plan of Merger did not require approval by the shareholders.

Eighth:

The secretary of the surviving corporation certifies herein that the Plan of Merger has been adopted pursuant to s.607.11045, F.S., and the conditions specified in subsection (3) of same have been satisfied.

Ninth:

The undersigned corporation has caused this statement to be signed by a duly authorized officer or director who affirms, under penalties of perjury, that the facts stated above are true and correct.

[signatures on next page]

Dated: October 23, 2024	CAN B CORP.

	By:	/s/ Marco Alfonsi
Marco Alfonsi, President

	By:	/s/ Stanley Teeple
Stanley Teeple, Secretary

Dated: October 23, 2024	NASCENT MERGER SUB, INC.

	By:	/s/ Marco Alfonsi
Marco Alfonsi, President

	By:	/s/ Stanley Teeple
Stanley Teeple, Secretary

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